UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 18, 2012

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA 94608

(Address of principal executive offices) (Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 18, 2012, Amyris, Inc. (the “Company”) sold 1,736,100 shares of its common stock in a private placement to certain non-employee directors and related parties for aggregate gross proceeds of approximately $4.1 million (the “Placement”). The Placement was completed pursuant to a series of Common Stock Purchase Agreements, each dated May 18, 2012 (the “Purchase Agreements”), which the Company entered into with the following purchasers: Ralph Alexander, Foris Ventures, LLC (an entity affiliated with John Doerr), Arthur Levinson, Naxyris SA (an affiliate of NAXOS Capital Partners, of which Carole Piwnica serves as a director), and Patrick Pichette. The per share purchase and sale price for the shares of Common Stock purchased in the Private Placement was $2.36, the book value per share of the Company’s common stock, as determined in accordance with the corporate governance rules of The NASDAQ Stock Market.

Item 2.03.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference.

The sale and issuance of the shares of Common Stock in the Placement, as disclosed in Item 1.01 of this Current Report on Form 8-K, have been determined to be exempt from registration under the Act in reliance on Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: May 18, 2012	By:	/s/ Gary Loeb
Gary Loeb
SVP and General Counsel